UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 26, 2009 (January 20, 2009)

EVER-GLORY INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in charter)

Florida	000-28806	65-0420146
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 N. Barranca Ave. #810
West Covina, CA 91791
(Address of Principal Executive Offices) (Zip code)

(626) 859-6638
(Registrant’s Telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02    Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On January 22, 2010, the Board of Directors of Ever Glory International Group (the “Company”) concluded that its unaudited condensed consolidated financial statements included in its Quarterly  Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30 2009 should no longer be relied upon for the reason set forth below.

The Company did not properly calculate the derivative effect of certain warrants issued in connection with a 2007 private placement (“Warrants”)”. The Company intends to file an amendment to the Form 10-Q for the period ended September 30, 2009 to make the necessary changes related to the Company’s treatment of the Warrants. The Company will also include restated information regarding the quarters ended March 31, 2009 and June 30, 2009 in its Annual Report on Form 10-K for the year ended December 31, 2009.

The quantitative impact of the adjustment would result in a decrease of net income and basic earnings per share from approximately $1.9 million to $1.8 million and $0.14 to $0.13, respectively for the three months ended September 30, 2009, and $4.7 million to $4.0 million, and $0.35 to $0.30, respectively for the nine months ended September 30, 2009. The issuance of the Warrants had no quantitative impact on the previously issued statements of cash flows or any discussion on liquidity in the Management’s Disclosure and Analysis section as this was a non-cash item. The Company believes it is important to note that the adjustment does not relate to the Company’s revenues from operations.

The Company’s management has discussed the matters in this Form 8-K with its auditors, GHP Horwath P.C.

Item 9.01    Financial Statements and Exhibits

(a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

Not applicable.

(b) PRO FORMA FINANCIAL INFORMATION.

Not applicable.

(c) SHELL COMPANY TRANSACTIONS

Not Applicable

(d) EXHIBITS.

Not Applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVER-GLORY INTERNATIONAL GROUP, INC.

Date: January 26, 2009	By:	/s/ Edward Yihua Kang
Edward Yihua Kang
Chief Executive Officer